Exhibit 15.1

February 11, 2003

To the Board of Directors and Shareholders
Fleetwood Enterprises, Inc.

        We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-102585) of Fleetwood Enterprises, Inc. for the registration of its common stock of our reports dated August 27, 2002 and December 2, 2002 relating to the unaudited condensed consolidated interim financial statements of Fleetwood Enterprises, Inc. that are included in its Forms 10-Q for the quarters ended July 28, 2002 and October 27, 2002.

/s/ Ernst & Young LLP